Exhibit 99.1
Media Release
FOR IMMEDIATE RELEASE
CANCERVAX CORPORATION ANNOUNCES CORPORATE RESTRUCTURING
Carlsbad, California, USA — October 3, 2005 CancerVax Corporation (NASDAQ: CNVX) announced a corporate restructuring plan today, realigning its resources in light of its decision to discontinue the Phase 3 clinical trial of CanvaxinTM in patients with Stage III melanoma. The immediate impact of this restructuring will reduce CancerVax’s workforce from 183 to approximately 80 employees.
“This restructuring will allow us to focus our resources on the development of the other product candidates in our pipeline and, potentially, to explore the acquisition of additional promising products and technologies” said David F. Hale, President and CEO of CancerVax Corporation. “We will continue to review our resource requirements as we refine our strategies over the coming weeks.”
The decision to discontinue the Phase 3 clinical trial of Canvaxin™ in patients with Stage III melanoma was based upon the recommendation of the independent Data and Safety Monitoring Board (DSMB). There were no significant safety issues identified with either the Phase 3 clinical trial of CanvaxinTM in patients with Stage III melanoma, or with the Phase 3 clinical trial of Canvaxin™ in patients with Stage IV melanoma, which was discontinued earlier this year. The recommendations to close both of these clinical trials were not made because of any potential safety concerns.
About CancerVax Corporation (www.cancervax.com)
CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. CancerVax has been evaluating Canvaxin™ in a Phase 3 clinical trial for the treatment of patients with Stage III melanoma in collaboration with Serono. CancerVax also has a pipeline of product candidates and technologies that are being developed for the potential treatment of cancer. These include SAI-EGF, a product candidate that targets the epidermal growth factor (EGF) receptor signaling pathway; and D93, CancerVax’s lead anti-angiogenic humanized monoclonal antibody. CancerVax plans to file an Investigational New Drug (IND) application for clinical trials of D93 in early 2006, and to initiate a clinical trial with SAI-EGF in patients with advanced non-small-cell lung cancer in 2006.
Forward Looking Statements
CancerVax Corporation
CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements about the timing of the initiation of clinical trials with any of CancerVax’s product candidates, and plans and objectives of management, are all forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax’s business including, without limitation: the progress, timing and outcome of its clinical trials; its ability to obtain additional financing to support its operations, which could adversely affect its ability to continue to operate as a going concern; the risk that the collaboration agreement for Canvaxin™ may be terminated by Serono in certain instances; the risk that CancerVax may be required to pre-pay the debt incurred to expand its manufacturing capacity prior to the termination of the loan because of a failure to comply with covenants included in the loan agreement; unexpected adverse side effects or inadequate therapeutic efficacy of its product candidates that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; CancerVax’s limited experience in manufacturing and testing biological products, which may result in delayed development or commercialization of its product candidates, as well as lost revenue; and other risks detailed in CancerVax’s Securities and Exchange Commission filings, including CancerVax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and Quarterly Report for the fiscal quarter ended June 30, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CancerVax® is a registered trademark of CancerVax Corporation.
Canvaxin™ is a trademark of CancerVax Corporation.
CancerVax Contact:
William R. La Rue
CancerVax Corporation
Chief Financial Officer
+1 760-494-4200
http://www.cancervax.com

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